UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

                                Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 11, 2006

GREATER CHINA MEDIA AND ENTERTAINMENT CORP.
(formerly AGA Resources, Inc.)

(Exact Name of Registrant as Specified in Charter)
Nevada

                           (State or Other Jurisdiction of Incorporation)

000-51781

(Commission File Number)

N/A

                                      (I.R.S. Employer Identification No.)

10th Floor, Building A, TongYongGuoJi Center
No.3 Jianguomenwai Road, Chaoyang District, Beijing
China 100101

(Address of Principal Executive Offices) (Zip Code)

86-10-5921-2222

(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Greater China Media and Entertainment Corp., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December  11, 2006, the Registrant announced the appointment of Mr. Yi Wang as an Independent Director of the Board of Directors.

Mr. Yi Wang, 45, has his bachelor degree from University of NanKai, major in Law in 1983, Masters degree from University of NIC, Sweden, major in law in 1989 and Doctorate degree from Goteborg University, major in International Finance in 1994.

From 1994 to 1999, Mr. Wang was the executive director for PG Financial Company in Hong Kong. From 2000 to 2003, he was the executive director and vice chairman for TaiHe Holding Company, and CEO and Chairman for TaiHe Media Company. From 2004 to present, he is the executive director and vice chairman for China Baoli HuaYi Media and Entertainment Corp.

Mr. Wang has also been the founder of several companies such as Beijing TaiHe Holding Group, which invested in real estate in Beijing; Taihe Media Group; Huayi Taihe Film Agency Company, and Travel Channel TV. He also assisted in several re-organizations such as: HuaYi Brother Taihe Film Company, HuaYi XiYing Film Distribution Company and Baoli Huayi Media Company, and helped Baoli Huayi Media company become listed on the Hong Kong stock exchange. Mr. Wang was also involved in the production of 12 movies and 29 TV series as General Producer, General Planer and General Supervisor.

The Registrant discloses that there are no transactions since the beginning of its last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Registrant's total assets at year-end for the last three completed fiscal years, and in which Mr. Wang had or will have a direct or indirect material interest., In addition, the Registrant does not have an employment contract with Mr. Wang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER CHINA MEDIA AND ENTERTAINMENT CORP.

Date: December 11, 2006	By:	/s/ JOHN HUI
JOHN HUI
Title: CEO and Director